Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of WesBanco, Inc. for the registration of 13,554,745 shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2019, with respect to the consolidated financial statements of WesBanco, Inc., and the effectiveness of internal control over financial reporting WesBanco, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

August 23, 2019